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                                                                    EXHIBIT 21.1


                           TREND MICRO SUBSIDIARIES

1.   Trend Micro Incorporated
     (Taiwan)

2.   Trend Micro Inc.
     (U.S.A.)

3.   Trend Korea Inc.
     (South Korea)

4.   Trend Micro Deutschland GmbH
     (Germany)

5    Trend Micro Europe Srl
     (Italy)

6.   Trend Micro Australia Pty. Ltd.
     (Australia)

7.   Trend Micro do Brasil, Ltda.
     (Brazil)

8.   Trend Micro France S.A.
     (France)

9.   Trend Micro Hong Kong Limited
     (Hong Kong)

10.  Trend Micro Incorporated Sdn. Bhd.
     (Malaysia)

11.  Trend Micro (UK) LTD
     (United Kingdom)

12.  Trend Latinoamerica de Mexico S.A. de c.v.
     (Mexico)

13.  ipTrend, Incorporated
     (Japan)

14.  Nihon Unisoft Corporation
     (Japan)